                                                                      EXHIBIT 11

            STATEMENTS REGARDING COMPUTATION OF PER SHARE EARNINGS

                         HISTORICAL EARNINGS PER SHARE


                                                             For the three months     For the nine months ended
                                                               ended August 31,              August 31,
                                                           ------------------------   -------------------------
                                                               1996          1997         1996          1997
                                                           ----------    ----------   ----------    -----------
Net income available to common
 shareholders                                              $  477,786    $  996,019   $  930,670     $1,747,247
                                                           ==========    ==========   ==========     ==========
Common stock and common stock
 equivalents:
 Weighted average shares outstanding                          655,773     6,747,049      655,773      2,753,939
 Convertible Securities:
   Series B Preferred Stock                                   663,761        14,430      663,761        445,738
   Series F Preferred Stock                                   135,025         2,935      135,025         90,674
   Series G Preferred Stock                                   673,638        14,644      673,638        452,370
 Options (calculated on  Treasury Method)
   1987 Plan                                                   21,374        16,956       21,374         16,956

 Options and warrants issued within one
   year of the offering (calculated on
     Treasury Method):

   Vested options repriced or granted                         207,020       297,690      207,020        296,162
   Warrants repriced                                           65,782        89,547       65,782         80,391
                                                           ----------    ----------   ----------     ----------
                                                              272,802       387,237      272,802        376,553
                                                           ----------    ----------   ----------     ----------
     Total common stock and common
       stock equivalents                                    2,422,373     7,183,251    2,422,373      4,136,230
                                                           ==========    ==========   ==========     ==========

Net income per common share                                $     0.20    $     0.14   $     0.38     $     0.42
                                                           ==========    ==========   ==========     ==========

                                                                      EXHIBIT 11

PRO FORMA EARNINGS PER SHARE
TO GIVE EFFECT TO THE RECAPITALIZATION
(Presented on the face of the historical Statement of Operations)

                                                                               For the three      For the nine
                                                                                months ended      months ended
                                                                              August 31, 1997   August 31, 1997
                                                                              ---------------   ---------------
Pro forma net income:

    Net income                                                                $       996,019   $     1,747,427

    Add back interest (tax affected at 40%) on debt included in Recapitalization:

          $2,000,000 subordinated note (7.74%) converted to stock
           in Recapitalization                                                              -            46,440


          $2,867,546 portion of subordinated note (12.0%)
           converted  to stock in Recapitalization
                                                                                            -           103,232
                                                                               --------------   ---------------

                   Pro forma net income                                        $      996,019   $     1,897,099
                                                                               ==============   ===============
Common stock and common stock equivalents:

     Historical weighted average shares outstanding                                 7,183,251         4,136,230

     Less common stock equivalents included in historical earnings per share:

         Series B Preferred Stock                                                     (14,430)         (445,738)

         Series F Preferred Stock                                                      (2,935)          (90,674)

         Series G Preferred Stock                                                     (14,644)         (452,370)

     Add effect of Recapitalization:

         Series A Preferred Stock                                                       1,870            57,754

         Series B Preferred Stock                                                      14,430           445,738

         Series F & G Preferred Stock                                                  16,603           512,882

         Shares for $2,867,546 of subordinated debt                                    13,403           414,030

         Shares for $2,000,000 of subordinated debt                                     9,348           288,769
                                                                              ---------------   ---------------

                   Total pro forma common stock and common  stock
                    equivalents                                                     7,206,896         4,866,621
                                                                               ==============   ===============



Pro forma net income per common share                                          $         0.14   $          0.39
                                                                               ==============   ===============
